EXHIBIT 3


                               LOCK-UP AGREEMENT

     THIS LOCK-UP AGREEMENT (this "Agreement") is made and entered into as of May 12, 2004, by and among RITA Medical Systems, Inc., a Delaware corporation ("Parent"), Horizon Medical Products, Inc., a Georgia corporation (the "Company"), and the undersigned shareholder of the Company ("Holder"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                   BACKGROUND

     A. Parent, the Company and Hornet Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of the Merger Sub with and into the Company (the "Merger"), pursuant to which the Company shall become a wholly-owned subsidiary of Parent.

     B. Holder has been advised that Holder may be deemed to be an "affiliate" of Parent after the consummation of the Merger as the term "affiliate" is defined in Rule 144 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission by Holder that Holder will in fact be an "affiliate" of Parent after the consummation of the Merger.

     C. As a condition and inducement to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, Holder has agreed to enter into this Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Acknowledgments by Holder. Holder has carefully read this Agreement and the Merger Agreement and has had the opportunity to discuss the requirements of this Agreement with Holder's professional advisors, who Holder believes are qualified to advise Holder with regard to such matters.

     2.  Affiliate Status: Lock-up.

         (a) Affiliate Status. Holder has been advised that (i) the issuance of Parent Common Stock to Holder Company Shareholders in connection with the Merger will be registered on a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "1933 Act") and that the resale by Holder of shares of Parent Common Stock issued to the undersigned in the Merger will be registered under the 1933 Act on a post-effective amendment to such registration statement on Form S-3 (the "Resale Registration Statement"), (ii) the resale of such shares by Holder may be subject to restrictions set forth in Rule 144 and Rule 145 of the Rules and Regulations, and (iii) Holder may be deemed to be an affiliate of Parent after the consummation of the Merger.

         (b) Lock-up. Holder agrees, during the 12-month period beginning on the date of the consummation of the Merger, not to offer, contract to sell or otherwise sell, dispose of, loan, pledge, grant any rights with respect to, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a


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sale (each, a "Disposition") of any shares of Parent Common Stock, except to the extent that: (A)(i) such Disposition is made in conformity with the requirements of Rule 145(d) promulgated under the 1933 Act, to the extent such Rule may be applicable to such Disposition, (ii) such Disposition is made pursuant to an effective registration statement under the 1933 Act or an appropriate exemption from registration or (iii) Holder delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such Disposition is otherwise exempt from registration under the 1933 Act; and (B) the number of shares of Parent Common Stock subject to Dispositions made by Holder during the three month-period ending on the date of any such Disposition (and including the shares of Parent Common Stock subject to such Disposition) does not exceed 200% of the number of shares of Parent Common Stock Holder would be entitled to sell in accordance with the volume limitations set forth in Rule 144(e)(1) of the Rules and Regulations if all shares of Parent Common Stock subject to Dispositions made by Holder during such three-month period were subject to such volume limitations (regardless of whether the resale thereof has been registered under the 1933 Act). Notwithstanding anything to the contrary herein, this Agreement shall not prohibit a transfer of any shares of Parent Common Stock by Holder, if Holder is a partnership or limited liability company, to one or more partners or members of Holder or to an affiliated Person under common control with Holder; provided, however, that unless such transfer is effected in accordance with Section 2(b)(B) above, such transfer shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Section 2(b).

         (c) Holder understands that there will be placed on the certificates for the Parent Common Stock issued to Holder, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY AN "AFFILIATE" OF RITA MEDICAL SYSTEMS, INC. AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, AND WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED MAY __, 2004 BETWEEN THE REGISTERED HOLDER HEREOF, RITA MEDICAL SYSTEMS, INC. AND HORIZON MEDICAL PRODUCTS, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF RITA MEDICAL SYSTEMS, INC."

It is understood and agreed that the legend contemplated in this Section 2(c) shall be removed by delivery of a substitute certificate without such legend if Holder shall have delivered to Parent a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel reasonably acceptable to Parent, to the effect that such legend is not required for purposes of the 1933 Act; provided, however, it is further understood and agreed that if one year has passed since Holder's acquisition of Parent Common Stock as a result of the Merger (as determined in accordance with paragraph (d) of Rule 144 under the 1933 Act) and Holder is not an "affiliate" of Parent, Holder may request of Parent in writing that the legend contemplated in this Section 2(c) be removed by delivery of a substitute certificate without such legend and


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


Parent thereafter will cause such substitute certificate to be issued to Holder, without the delivery of such a letter or written opinion.

         (d) As soon as practicable following the execution of the Merger Agreement, Parent shall prepare (together with the Company) and file with the Commission, a joint registration and proxy statement consisting of the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement (as such terms are defined in the Merger Agreement) for the offer and sale of Parent Common Stock pursuant to the Merger, included in which shall be the Company Proxy Statement and the Parent Proxy Statement which shall constitute a prospectus. Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after its filing. Parent agrees to use its commercially reasonable efforts to: (i) file the Resale Registration Statement within ten (10) days subsequent to the Effective Time; (ii) cause the Resale Registration Statement to be declared effective under the Securities Act as promptly as practicable after its filing; and (iii) maintain the effectiveness of the Resale Registration Statement for a period of time ending on the earlier of (A) the date on which all shares of Parent Common Stock issued in connection with the Merger to Holder have been sold and (B) the date on which all shares of Parent Common Stock held by Holder issued to Holder in connection with the Merger, in the opinion of counsel for Parent, are eligible for sale pursuant to Rule 144 under the 1933 Act and could be sold in any three-month period in accordance with the volume limitations contained in Rule 144(e)(1) under the 1933 Act.

     3.  Termination.

         This Agreement shall terminate and shall be of no further force and effect in the event of the termination of the Merger Agreement at any time prior to the Effective Time.

     4.  Miscellaneous.

         (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

         (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.


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


         (d) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (e) Entire Agreement. This Agreement sets forth the entire understanding of Holder, Parent and the Company relating to the subject matter hereof and supersedes all prior agreements and understandings among Holder, Parent and the Company relating to the subject matter hereof.

         (f) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

         (g) Further Assurances. Holder shall execute and/or cause to be delivered to Parent and the Company such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

         (h) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the consummation of the Merger.

         (i) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

             If to Parent:

             RITA Medical Systems, Inc.
             967 North Shoreline Blvd.
             Mountain View, CA 94043
             Attention: Joseph DeVivo, President and Chief Executive Officer Facsimile No.:(650) 967-1691

             with a copy to:

             Heller Ehrman White & McAuliffe LLP
             2775 Sand Hill Road
             Menlo Park, California 94025
             Attention:  Mark Weeks
                         Steve Tonsfeldt
             Facsimile No.: (650) 233-8386


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

             If to the Company:

             Horizon Medical Products, Inc.
             One Horizon Way
             Manchester, GA 91816
             Attention:       Robert Wenzel, President
             Facsimile No.: (706) 846-5226

             with a copy to:

             King & Spalding LLP
             191 Peachtree Street
             Atlanta, Georgia 30303
             Attention: Jon R.  Harris, Jr.
             Facsimile No.: (404) 572-5136

             If to Holder:  To the address for notice set forth on the
                            signature page hereof.

         (j) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


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


     IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be duly executed on the day and year first above written.

RITA MEDICAL SYSTEMS, INC.                 HORIZON MEDICAL PRODUCTS, INC.



By:   /s/ Joseph DeVivo                    By:  /s/ Robert J. Wenzel
      ------------------------                  -------------------------------

Name:  Joseph DeVivo                       Name: Robert J. Wenzel
      ------------------------                   -------------------------------

Title: President and CEO                   Title: Interim CEO
      ------------------------                   -------------------------------

HOLDER

COMVEST VENTURE PARTNERS LP

By:   /s/ Harold Blue
      -------------------------

Name: Harold Blue
      ------------------------

Title: Partner/President
      ------------------------


Holder's address for notices:

ComVest Venture Partners LP
-----------------------------
830 Third Avenue
-----------------------------
New York, NY 10022
-----------------------------



                       SIGNATURE PAGE TO LOCK-UP AGREEMENT


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